Exhibit 99.01

Press Release

Available for Immediate Publication: January 28, 2016

First National Bank of Northern California Reports Fourth Quarter 2015 Earnings of $0.45 Per Diluted Share

Source:FNB Bancorp (CA) (QTCQB:FNBG)

South San Francisco, California

Website: www.fnbnorcal.com

Contacts:

Tom McGraw, Chief Executive Officer (650) 875-4864

Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (QTCQB: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the fourth quarter of 2015 of $2,088,000 or $0.45 per diluted share, compared to net earnings available to common shareholders of $4,123,000 or $0.89 per diluted share for the fourth quarter of 2014.

The fourth quarter of 2015 was the first full quarter following the acquisition of America California Bank. This acquisition helped the bank to achieve average assets of $1.1 billion during the fourth quarter of 2015, an increase of $225 million over fourth quarter 2014 levels.

During the fourth quarter, net loans grew by $25.9 million, which equates to an annualized growth rate of 15%. During this same time period, total assets grew by only $11.7 million or an annualized growth rate of 4%. Funding for fourth quarter loan growth was accomplished through increased short term FHLB advances of $17 million that had an annualized interest cost of less than 0.5% and a decrease in cash balances in our interest earning DDA account with the Federal Reserve Bank (“FRB”). At December 31, 2015, our DDA account balance with the FRB totaled $0.4 million, a decrease of $23.8 million during the fourth quarter of 2015.

The Company’s increased lending, decreased cash position, and use of low cost borrowings allowed the Company to maintain a taxable equivalent net interest margin at 4.0% during the quarter, the same level achieved during the third quarter of 2015.

“The fourth quarter of 2015 produced solid results for the Company, highlighted by the successful integration of the computer systems utilized by America California Bank with and into the systems maintained for First National Bank of Northern California. The Bank was able to leverage the relationships acquired in the America California Bank acquisition and utilize the growth in equity that has occurred to grow the Bank’s loan portfolio during the quarter. There was some deposit base runoff during the fourth quarter, but the reduction in deposit levels was primarily isolated to a few deposit relationships that reduced their deposit positions with the Bank during the fourth quarter, but continue to bank with us,” stated Tom McGraw, CEO.

Financial Highlights: Fourth Quarter, 2015	(Unaudited)
	Three months	Three Months	Twelve Months	Twelve Months
Consolidated Statements of Earnings	Ended	Ended	Ended	Ended
(in ’000s except earnings per share amounts)	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014

Interest income	$11,021	$9,315	$39,282	$36,859
Interest expense	795	531	2,597	2,093
Net interest income	10,226	8,784	36,685	34,766
Provision (recovery) for loan losses	(530)	(1,095)	(305)	(1,020)
Noninterest income	1,127	3,522	4,496	6,589
Noninterest expense	8,714	6,761	29,925	27,868
Income before income taxes	3,169	6,640	11,561	14,507
Provision for income taxes	(1,081)	(2,517)	(3,364)	(5,098)
Net earnings	2,088	4,123	8,197	9,409
Dividends and discount accretion on preferred stock	—	—	—	170
Net earnings available to common shareholders	$2,088	$4,123	$8,197	$9,239

Basic earnings per share	$0.46	$0.92	$1.82	$2.08
Diluted earnings per share	$0.45	$0.89	$1.77	$2.01

Average assets	$1,126,582	$914,250	$1,010,435	$901,533
Average equity	$108,822	$94,500	$100,621	$90,938
Return on average assets	0.74%	1.80%	0.81%	1.02%
Return on average equity	7.67%	17.45%	8.15%	10.16%
Efficiency ratio	77%	55%	73%	67%
Net interest margin (taxable equivalent)	4.00%	4.17%	4.06%	4.14%
Average shares outstanding	4,536	4,469	4,516	4,444
Average diluted shares outstanding	4,670	4,608	4,644	4,586

Financial Highlights: Fourth Quarter, 2015	As of	As of
Consolidated Balance Sheets (in ’000s)	December 31,	December 31,
	2015	2014

Assets:
Cash and due from banks	$12,314	$14,978
Interest-bearing time deposits with other financial institutions	205	2,784
Securities available for sale, at fair value	329,207	264,881
Loans, net	722,747	583,715
Premises, equipment and leasehold improvements, net	10,202	10,951
Bank owned life insurance	15,845	12,510
Other equity securities	6,748	5,769
Accrued interest receivable	4,511	3,725
Other real estate owned, net	1,026	763
Goodwill	4,580	1,841
Prepaid expenses	997	1,045
Other assets	15,967	14,202
Total assets	$1,124,349	$917,164

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$366,126	$292,359
Savings and money market	491,633	394,676
Time	125,430	105,159
Total deposits	983,189	792,194
Federal Home Loan Bank advances	17,000	9,000
Note payable	4,950	5,550
Accrued expenses and other liabilities	15,048	13,332
Total liabilities	1,020,187	820,076
Stockholders’ equity	104,162	97,088
Total liabilities and stockholders’ equity	$1,124,349	$917,164

Other Financial Information
Allowance for loan losses	$9,970	$9,700
Nonperforming assets	$7,800	$6,411
Total gross loans	$732,717	$593,415

“Year over year fourth quarter noninterest income comparisons are significant, due primarily to the gain on sale of branch premise property of approximately $2 million that occurred during the fourth quarter of 2014. Increased noninterest expenses during the fourth quarter of 2015 were primarily related to increased expense accruals related to the restructuring efforts pertaining to the Company’s executive salary continuation agreements. The amendment of these agreements is necessary to insure these agreements minimize any potential negative income tax consequences and better associate the expense accruals of the Bank with the achievements the Bank has been able to achieve. Our capital positions at December 31, 2015 remain “well capitalized” as defined by Basel III regulations, with the Bank maintaining the following capital ratios as of December 31, 2015: Leverage capital ratio of 9.08%, Common Equity Tier 1 Risk-based capital ratio of 10.53%; Tier 1 Risk-based capital ratio of 10.53% and a Total Risk-Based capital ratio of 11.58%,” continued Tom McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.